Exhibit (h)(35)

AMENDMENT TO THE STATE REGISTRATION SERVICES AGREEMENT

This Amendment to the State Registration Services Agreement (the “Amendment”) is made as of September 23, 2014 by and between TD ASSET MANAGEMENT USA FUNDS INC. (“TD Funds”) and BNY Mellon (f/k/a/ PNC Global Investor Servicing Inc., f/k/a PFPC INC). (“BNY”)

BACKGROUND:

A.	TD Funds and BNY (successor to ClearSky Corporation) are parties to a State Registration Services Agreement dated as of November 27, 1995, as amended (the “Agreement”).

B.	The parties desire to amend the Agreement to add one new series of TD Funds to the Agreement.

TERMS:

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	TDAM Tactical Opportunities Fund* is included as a series of TD Funds under the Agreement for all purposes.

*Expected to commence operations in October 2014.

2.	Except as specifically amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

TD ASSET MANAGEMENT USA FUNDS INC.

By:	/s/ Kevin LeBlanc
Name:	Kevin LeBlanc
Title:	President & Chief Executive Officer

BNY MELLON

By:	/s/ Armando Fernandez
Name:	Armando Fernandez
Title:	Vice President and Managing Director

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